Exhibit 99.14

First Trinity Financial Corporation Announces Filing of Application to Acquire Additional Ownership of Family Benefit Life Insurance Company

Wednesday, August 31, 2011

Tulsa, Oklahoma

First Trinity Financial Corporation’s (“First Trinity”) wholly-owned subsidiary, Trinity Life Insurance Company (“Trinity Life”), a life insurance company domiciled in Oklahoma, has entered into an agreement to acquire an additional 4.8% of the issued and outstanding shares of Family Benefit Life Insurance Company (“Family Benefit Life”), a life insurance company domiciled in Missouri.  The acquisition of these additional shares is subject to approval by the Missouri Department of Insurance.  Trinity Life previously acquired approximately 9.994% of the outstanding common stock of Family Benefit Life between July 1 and August 8, 2011.

On August 25, 2011, Trinity Life filed the necessary application with the Missouri Department of Insurance to authorize the acquisition of more than 10% of the issued and outstanding shares of Family Benefit Life.  A hearing on the application is expected to be scheduled within 30 days from the filing.

The approval of Trinity Life’s acquisition of more than 10% ownership of Family Benefit Life by the Missouri Department of Insurance, if it occurs, will allow the company to acquire the 4.8% of the issued and outstanding shares discussed above.  In addition, Trinity Life may acquire more than 14.8% of Family Benefit Life without the prior approval of the Missouri Department of Insurance.  Trinity Life plans to acquire additional shares of Family Benefit Life if the Missouri Department of Insurance approves the August 25, 2011 application.

About the companies:

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Oklahoma.  First Trinity is registered with the Securities and Exchange Commission but its stock does not trade on an exchange.  First Trinity was incorporated in 2004 with the purpose of forming a life insurance company and premium financing company.  It now has two wholly owned subsidiaries in those businesses: Trinity Life Insurance Company and First Trinity Capital Corporation.  First Trinity is owned by over 4,000 Oklahoma residents.  First Trinity is in the midst of a $10 million public offering that to date has raised more than $7.8 million.  The offering is only available to residents of Oklahoma who meet certain suitability requirements.

Trinity Life Insurance Company (www.trinitylifeinsurance.com) is a life insurance and annuity company headquartered in Tulsa, Oklahoma, offering life insurance and annuity products to the citizens of Oklahoma, Illinois, Kansas, Kentucky, Nebraska, North Dakota, Ohio and Texas.